Exhibit 99.1

BTCS Inc. Proudly Announces the Appointment of an Accomplished Finance Leader to the Board

Silver Spring, MD – (GLOBE NEWSWIRE – October 3, 2022) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company, announced today the appointment of Melanie Pump as a new independent director to its Board.

Ms. Pump serves as Chief Financial Officer at Polymath Research Inc. (“Polymath”), a start-up blockchain technology company, where she leads their Finance, HR, and compliance efforts. Prior to Polymath, Melanie was the Chief Financial Officer of Brane Inc., a technology service provider for digital asset custody. In addition to other senior finance roles, she also served as the Chief Financial Officer of Incognito Software Systems, a global telecom software provider (acquired by Constellation Software Inc.). Melanie is also on the board of directors of Mobio Technologies.

“We are proud to welcome Melanie Pump to the team. Her extensive industry expertise and executive leadership will prove valuable to the Board,” said Charles Allen, Chief Executive Officer of BTCS. “As a Board, we continually evaluate and asses the credentials of our directors to ensure their qualifications and interests are aligned with those of our shareholders as we focus on enhancing value for our shareholders” continued Allen.

“I am incredibly excited to join BTCS’ Board of Directors. I look forward to a long-term collaboration with the Board as BTCS approaches a new phase in the Company’s business model with the pending launch of its Staking-as-a-Service platform. BTCS provides exposure to next-generation blockchain technologies and is well-positioned to offer new innovative solutions to the market. I am honored to contribute to these efforts.” said Melanie Pump.

About BTCS:

BTCS is an early mover in the blockchain, and digital asset ecosystem and the first “Pure Play” U.S. publicly traded company focused on blockchain infrastructure and technology. Through its blockchain infrastructure operations, the Company secures Proof-of-Stake blockchains by actively validating blockchain transactions and is rewarded with native digital tokens. The Company is developing a proprietary Staking-as-a-Service platform to allow users to stake, and delegate supported cryptocurrencies through a non-custodial platform, which it plans to integrate with its Digital Asset Dashboard, now in beta release. BTCS’ proprietary Digital Asset Platform currently supports six exchanges and over 800 digital assets, and the Company plans to further broaden its suite of performance-tracking tools, add additional centralized and decentralized exchanges, as well as wallets, and stake pool monitoring. For more information visit: www.btcs.com.

Contact information:

Investor Relations

Adele Carey, VP of Investor Relations

a.carey@btcs.com

Public Relations:

Mercy Chikowore

m.chikowore@btcs.com